EXPLANATION OF RESPONSES
(1)
Shares of common stock (“Shares” and each, a “Share”) of WeWork Inc. (the “Issuer”) were acquired pursuant to the initial business combination (the “Business Combination”) of BowX Acquisition Corp. (the “SPAC”), which resulted in the Issuer becoming a publicly-traded company. In connection with the closing of the Business Combination, Fund XII (defined below) purchased shares in the SPAC at a price of $10.00 per share (which following the Business Combination became shares of the Issuer), pursuant to subscription agreements which were entered into in connection with the Business Combination. Following the closing of the Business Combination, Insight Partners XII, L.P. (“IP XII”) holds 4,519,074 Shares, Insight Partners XII (Co-Investors), L.P. (“IP Co-Investors”) holds 6,476 Shares, Insight Partners XII (Co-Investors) (B), L.P. (“IP Co-Investors B”) holds 116,625 Shares, Insight Partners (Cayman) XII, L.P. (“IP Cayman”) holds 6,365,864 Shares, Insight Partners (Delaware) XII, L.P. (“IP Delaware”) holds 460,931 Shares and Insight Partners (EU) XII, S.C.Sp. (“IP EU” ) holds 1,031,030 Shares.

(2)
The reporting person is a member of the board of managers of Insight Holdings Group, LLC (“Holdings”). Holdings is the sole shareholder of Insight Associates XII, Ltd. (“IVA XII Ltd”), which in turn is the general partner of Insight Associates XII, L.P. (“IVA XII LP”), which in turn is the general partner of each of IP XII, IP Co-Investors, IP Co-Investors B, IP Cayman and IP Delaware (collectively, the “Fund XII Entities”, and collectively with IP EU, “Fund XII”). Holdings is the sole shareholder of Insight Associates (EU) XII, S.a.r.l. (“IA EU XII”), which in turn is the general partner of IP EU.

(3)
All Shares indicated as indirectly owned by the reporting person are included herein because the reporting person is a member of the board of managers of Holdings, Holdings is the sole shareholder of IVA XII Ltd, IVA XII Ltd is the general partner of IVA XII LP, IVA XII LP is the general partners of the Fund XII Entities, Holdings is the sole shareholder of IA EU XII, IA EU XII is the general partner of IP EU and the reporting person therefore may be deemed to share voting and dispositive power over such shares. The reporting person disclaims beneficial ownership of all Shares held of record by Fund XII, except to the extent of his pecuniary interest therein.